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                                                                    EXHIBIT 23.1


                              CONSENT OF KPMG LLP
The Board of Directors
GlobalNet, Inc.

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of GlobalNet, Inc. (formerly DTA Communications Network L.L.C.) of our report dated May 2, 2000, except as to Note 8, which is as of May 30, 2000, relating to the consolidated balance sheets of DTA Communications Network, L.L.C. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, members' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the July 28, 2000 Amended Current Report on Form 8-K/A of GlobalNet, Inc. and to the reference to our firm under the heading "Experts" in this Registration Statement and Prospectus.



                                  /s/ KPMG LLP


Chicago, Illinois
March 30, 2001